EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is entered into on the date set forth below by and between Nautilus, Inc., a Washington corporation (the "Company" or "Employer"), and James Barr ("Executive"). In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1. **Employment**. Executive is being hired as Chief Executive Officer, effective July 29, 2019. Executive shall (a) devote his entire professional time, attention, and energies to his position, (b) use his best efforts to promote the interests of Employer; (c) perform faithfully and efficiently his responsibilities and duties, and (d) refrain from any endeavor outside of employment which interferes with his ability to perform his obligations hereunder. Notwithstanding the foregoing, the Company understands that Executive currently sits on the Board of Directors of non-profit organization, Miami University Farmer School of Business BAC (business advisory council), and confirms that such service shall not breach this Section. Further, the Company understands that Executive may serve in various capacities for different non-profit, charitable endeavors from time to time. Any such non-profit charitable work that has the potential to interfere to any degree with Executive's services to the Company or where Executive will be taking a visible role in the organization must be approved by the Board of Directors prior to Executive performing such services. Executive shall report to the Board of Directors, and perform his job duties subject to their general supervision, advice and direction. Executive shall perform the duties normally associated with the position and/or such duties as delegated and assigned by the Board.

Executive additionally agrees to abide by any pre-employment hiring procedures, the Company's Code of Business Conduct and Ethics, general employment guidelines or policies adopted by the Company such as those detailed in its handbook, as such guidelines or policies may be implemented and/or amended from time to time. Upon commencement of employment, Executive shall thereafter be nominated to serve on the Board of Directors and in both his capacity as a Company Officer and a Director will be covered by the Company's Director and Officer's insurance policy as it is then in effect, while employed and thereafter consistent with the terms of the applicable insurance policy.

2. **Salary**. The Company shall pay Executive an initial annual base salary in the gross amount of Five Hundred Fifty Thousand dollars ($550,000). Said salary will be earned and paid in installments in accordance with the Company's existing payroll policies, and shall be subject to normal and/or authorized deductions and withholdings. Executive will be subject to an annual performance review by the Board of Directors who, in their discretion, may increase but not decrease Executive's annual base salary.

3. **Short-Term Incentive/Bonus**. Executive will be eligible to receive an annual bonus targeted at one hundred percent (100%) of Executive's base salary earned in the applicable year. The amount of such bonus (if any) is determined at the discretion of the Company and based on the achievement of Company performance objectives and individual performance goals established by the Compensation Committee of the Board of Directors in good faith consultation with Executive. The annual bonus will be earned on the same basis it is for other members of the Executive Team.

4. **Long-Term Incentive**. Executive will be granted equity under the Company's 2015 Long-Term Incentive Plan (the "Plan") in 2020 at the same time as other members of the Executive Team. The initial award shall consist of fifty percent (50%) Restricted Stock Units and fifty percent (50%) Performance Stock Units with a total fair market value of Eight Hundred Eighty Thousand

dollars ($880,000) based on the closing price of the Company's stock on the last trading day preceding the date of the grant. The portion of this award that is Restricted Stock Units will vest over a 36-month period with one-third vesting on the first anniversary of the grant and an additional one-third vesting on the second and third anniversary dates of the grant, subject to Executive's continued employment with the Company. The portion of this award that is Performance Stock Units will vest at the end of 36 months after the date of grant subject to audited financials confirming performance criteria are met and upon Board approval and subject to Executive's continued employment with the Company. The terms of the stock unit awards shall be governed by the Plan and subject to execution by Executive of the Company's applicable standard form of Stock Unit Agreement. Executive will also be eligible for additional Long-Term Incentive grants in subsequent years on the same cycle as other members of the Executive Team. Awards issued pursuant to this section shall vest in full if Employee's employment ends due to involuntary termination by the Company without Cause (as defined below), or Employee's voluntary termination for Good Reason (as defined below).

5. **Sign-On Bonus**. The Company shall provide Executive with a one-time Sign-On Bonus consisting of a cash component and an equity component.

(a) **Cash**. The Company shall pay Executive Two Hundred Seventy-Five Thousand dollars ($275,000), less normal and/or authorized deductions and withholdings, upon commencement of Executive's employment. The Company shall also pay Executive Two Hundred Seventy-Five Thousand dollars ($275,000), less normal and/or authorized deductions and withholdings, upon completion of fiscal year 2020, subject to Executive's continued employment with the Company. Provided, however, that if Executive's 2020 Short-Term Incentive bonus is greater than 50% of target, Executive will not be entitled to the 2020 portion of the cash Sign-On Bonus. Any portion of the Sign-On Bonus paid in cash will be subject to full repayment if Executive voluntarily ends his employment before his second employment anniversary, however, if Executive's employment ends prior to that date due to his death, his Disability (as defined below), involuntary termination by the Company without Cause (as defined below), or Executive's voluntary termination for Good Reason (as defined below), then Executive or his estate will not be required to repay amounts paid in cash.

Before Executive's first day of employment, Executive may elect to receive all or part of the cash Sign-On Bonus value in equity instead of in cash by informing the Company of his election. If Executive elects to receive equity, the award shall consist of sixty-six percent (66%) Restricted Stock Units and thirty-three percent (33%) Stock Options. The number of shares will be determined by the valuation of the instruments at the time of grant. The value of Restricted Stock Units will be determined by the closing price of the Company's stock on the last trading day preceding your first day of employment. The value of Stock Options will be based on the accounting value estimate on the date of grant. The Restricted Stock Units and Stock Options will vest on Executive's second employment anniversary date, subject in each case to Executive's continued employment with the Company; provided, however, if Employee's employment ends prior to that date due to involuntary termination by the Company without Cause (as defined below), or Employee's voluntary termination for Good Reason (as defined below), then the awards will vest in full and the Stock Options shall remain exercisable for their full option term.

The terms of any Restricted Stock Unit award shall be governed by the Plan and subject to execution by Executive of the Company's standard form of Restricted Stock Unit Agreement. The terms of any option grant shall be governed by the Plan and subject to execution by Executive of

the Company's standard form of Non-Qualified Stock Option Agreement (the "Option Agreement"). Executive acknowledges that any stock options granted do not, and will not, constitute wages or compensation. The Stock Options shall be priced at Fair Market Value of Company Stock, as defined in the Plan on the date of grant. Unless otherwise provided in the Plan or required by law, the Company's Board shall have sole discretion regarding the terms and conditions of the Options grant.

(b) Equity. On the date his employment with the Company commences, Executive will be granted equity under the Plan with a total value of One Million Seven Hundred Sixty Thousand dollars ($1,760,000) with sixty-six percent (66%) of the award consisting of Restricted Stock Units and thirty-three percent (33%) of the award consisting of Stock Options. The number of shares will be determined by the valuation of the instruments at the time of grant. The value of the Restricted Stock Units will be determined by the closing price of the Company's stock on the last trading day preceding Executive's first day of employment. The value of the Stock Options will be based on the accounting value estimate on the date of grant. The Restricted Stock Units and Stock Options will vest over a 36-month period with one-third vesting on Executive's first anniversary of employment and an additional one-third vesting on Executive's second and third employment anniversary dates, subject to Executive's continued employment with the Company; provided, however, if Employee's employment ends prior to that date due to involuntary termination by the Company without Cause (as defined below), or Employee's voluntary termination for Good Reason (as defined below), then the awards will vest in full and the Stock Options shall remain exercisable for their full option term. The terms of the Restricted Stock Unit and Stock Option awards shall be governed by the Plan and subject to execution by Executive of the Company's standard form of Restricted Stock Unit Agreement and Option Agreement. Executive acknowledges that stock options granted do not, and will not, constitute wages or compensation. The Stock Options shall be priced at Fair Market Value of Company Stock, as defined in the Plan on the date of grant. Unless otherwise provided in the Plan or required by law, the Company's Board shall have sole discretion regarding the terms and conditions of the Options grant.

6. <u>Relocation Assistance</u>. To assist with relocation to the Vancouver area, the Company shall pay Executive a one-time lump sum of $125,000, grossed up to cover any required withholdings. The Company shall also cover the costs of temporary housing for Executive for three (3) months.

7. <u>Legal Expense Reimbursement</u>. The Company shall reimburse Executive, or pay directly to Executive's counsel on behalf of Executive, for up to Ten Thousand dollars ($10,000) in legal fees reasonably incurred to confirm, review and ensure appropriate documentation of the terms of Executive's employment with the Company, upon receipt of a signed request for reimbursement or direct expense payment with appropriate back-up documentation.

8. <u>Expenses</u>. The Company will reimburse Executive for all necessary and reasonable travel, entertainment and other business expenses incurred by him in the performance of his duties hereunder, upon receipt of signed itemized lists of such expenditures with appropriate back-up documentation, and/or in accordance with such other reasonable procedures as the Company may adopt generally from time to time.

9. <u>Benefits</u>. Executive shall be entitled to four (4) weeks of Paid Time Off annually in accordance with the Company's policies. Upon satisfaction of eligibility criteria, Executive shall be eligible to receive employee benefits, if any, generally provided to its employees by Employer, including, if provided, medical, dental, life insurance, and 401(k). Such benefits may be amended or discontinued by Employer at any time.

10. **Termination**. The parties acknowledge that Executive's employment with the Company is "at will" and may be terminated by either party with or without cause. No one other than the Company's Board of Directors has the power to change the at-will character of the employment relationship. Executive's employment with the Company will end on the earlier of (i) Executive's death or Disability; (ii) Executive's resignation with or without Good Reason; and (iii) termination by the Company with or without Cause. As discussed below, however, the various possible ways in which Executive's employment with the Company may be terminated will determine the payments that may be due to Executive under this Agreement. As used in this Agreement, the terms below have the following meanings:

(a) **Cause**. As used in this Agreement, Cause means (i) Executive's indictment or conviction in a court of law for any felony that in the Company's reasonable judgment makes Executive unfit for continued employment, prevents Executive from performing Executive's duties or other obligations or adversely affects the reputation of Employer if Executive remained in his position; (ii) dishonesty by Executive related to his employment that has a material adverse effect on the Company; (iii) violation of a key Company policy, this Agreement or the Business Protection Agreement by Executive (including, but not limited to, acts of harassment or discrimination, use of or being under the influence of unlawful drugs on the Company's premises or while performing duties on behalf of the Company) that has a material adverse effect on the Company; (iv) insubordination (i.e. conduct such as refusal to follow direct orders of the Board of Directors); (v) Executive's failure to perform minimum duties after warning and failure to correct to the Board's reasonable satisfaction within thirty (30) days after written notice to Executive; (vi) Executive's competition with the Company, diversion of any corporate opportunity or other similarly serious conflict of interest or self-dealing incurring to Executive's direct or indirect benefit and the Company's detriment; or (vii) intentional or grossly negligent conduct by Executive that is significantly injurious to the Company or its affiliates after warning and failure to correct to the Board's reasonable satisfaction within thirty (30) days after written notice to Executive.

(b) **Good Reason**. As used in this Agreement, Good Reason means the occurrence, without the consent of Executive, of any one or more of the following: (i) demotion to a position other than Chief Executive Officer or its equivalent, provided that any such demotion (x) shall only constitute Good Reason during the ninety (90) day period following the date of such demotion (after which it shall be deemed waived by Executive if prior thereto Executive has not exercised the right to resign for Good Reason) and (y) shall only constitute Good Reason if Executive gives written notice to the Company of his intent to terminate this Agreement and the Company fails to remedy the same within thirty (30) days of after such notice; (ii) reduction of Executive's Base Salary or Target Bonus, except to the extent ratably consistent with reductions applied to the base salaries and/or target bonuses of all of the members of the Company's Executive Team; or (iii) a material breach of this Agreement by Company that is not cured within ten (10) business days following written notice to the Company of any such breach; (iv) a failure to nominate or re-nominate Executive to the Company's Board of Directors; or (v) a relocation of the Company's headquarters by more than 25 miles.

(c) **Disability**. As used in this Agreement, Disability means Executive's inability, due to illness, accident, or any other physical or mental incapacity, to perform the essential functions of his position, with or without reasonable accommodation, which inability lasts for not less than a period of ninety-one (91) days (or, if longer, the elimination period then in effect under the Company's long-term disability policy applicable to Executive) during his employment with the Company. The parties agree that due to the importance of Executive's position with the Company, either an

indefinite leave or a leave of absence in excess of ninety-one (91) days within a twelve (12) month period would cause an undue hardship to the Company and would not constitute a reasonable accommodation. Nothing in this section is intended to violate any federal or state law regarding medical leave or disability law.

(d) **At-Will**. As used in this Agreement At-Will termination shall mean a termination by the Company where it does not seek to establish Cause or Disability or by Executive where he does not seek to establish Good Reason. If Executive exercises his right to terminate his employment, the Executive agrees to provide the Company with sixty (60) days' prior written notice of the termination of his employment (Notice of Termination). After receiving such Notice from the Executive, the Company retains the right to accept Executive's resignation, and hence, terminate the employment relationship without the need for further payments, at an earlier date than provided in the Executive's Notice of Termination. If the Company exercises its right to terminate Executive's employment without Cause, the Company shall provide Executive with fifteen (15) days' prior written notice of the termination of his employment (Notice of Termination). At the Company's discretion, Executive may be relieved of his duties and placed on paid administrative leave during any part of any notice period the last day of his employment.

11. **<u>Payments Upon Termination</u>**.

(a) Upon termination of Executive's employment for any reason, Executive shall be entitled to (i) his salary accrued through the date of termination plus up to a maximum of two (2) weeks of accrued, unused PTO per Company policy; (ii) reimbursement of expenses properly incurred prior to the date of termination provided that Executive complies with the requirements of Section 8 in regards to submission of expenses; (iii) any fully earned, not yet paid bonus amounts attributable to a prior completed fiscal year; and (iv) any benefits payable upon termination of employment under any employee benefit plan or policy maintained by the Company (except for any severance plan or policy) (the "Accrued Benefits").

(b) Upon termination of Executive's employment under this Agreement by the Company without Cause or by Executive for Good Reason, then, in addition to the Accrued Benefits, but in lieu of any further salary, bonus, or other payments for periods subsequent to the Date of Termination, the Company shall:

(i) Pay to the Executive severance equal to twelve (12) months of his base salary in effect at the Date of Termination. Such severance payment shall be made according to the Company's normal payroll process spread out equally over the severance period.

(ii) Continue, at its cost, the Company portion of the current medical and dental coverage elected by Executive as of the Date of Termination for the duration of the severance period. Executive will be required to sign up and elect COBRA benefits in order to be eligible for continued coverage under this Agreement and to pay any employee portion of the coverage.

(iii) Pay to Executive the portion of his annual bonus prorated through the end of the month in which his employment ends to the extent of achievement of Company results and individual performance goals though that month. Any such prorated bonus payment shall be made according to the Company's normal payroll process spread out equally over the severance period.

(iv) Accelerate vesting such that one hundred percent (100%) of Executive's outstanding equity awards as of the Date of Termination shall immediately vest and Stock Options shall become exercisable for the duration of the option term without regard to any contingent vesting provisions set forth therein but otherwise in accordance with the Plan and the applicable Stock Units and Option Agreements.

(c) If the Company terminates the Executive's employment due to death, Disability, for Cause or if the Executive terminates his employment without Good Reason, then the Company shall have no further payment obligations to Executive other than the Accrued Benefits.

(d) The severance benefits outlined in Section 11(b) will not be owed and/or will immediately cease if the Executive violates this Agreement, the Business Protection Agreement and/or fails to sign a Separation and Release Agreement in substantially the same form as in Exhibit A and the Company shall be immediately relieved from its payment obligations under this Section and shall be entitled to recover any amounts paid under this Section.

12. **Change in Control**. In the event a Change in Control of the Company occurs during Executive's employment, if Executive remains an employee of the Company at the time the Change in Control is consummated, the Company shall accelerate vesting such that one hundred percent (100%) of Executive's outstanding equity awards as of the date the Change of Control is consummated shall immediately vest and Stock Options shall become exercisable for the full option term without regard to any contingent vesting provisions set forth therein but otherwise in accordance with the Plan and the applicable Stock Units and Option Agreements.

For purposes of this Agreement, Change in Control means either: (1) the sale, liquidation or other disposition of all or substantially all of the Company's assets; (ii) a merger or consolidation of the Company with one or more corporations as a result of which, immediately following such merger or consolidation, the shareholders of the Company as a group hold less than a majority of the outstanding capital stock of the surviving corporation; (iii) any person or entity, including any "person" as such term is used in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the "beneficial owner" as defined in the Exchange Act, of shares of the Company's Common Stock representing fifty percent (50%) or more of the combined voting power of the voting securities of the Company; or (iv) the election of a majority of Directors to the Board of Directors who are nominated by any person or entity other than the Board of Directors in existence as of the date of this Agreement.

In the event of a material alteration in the capital structure of the Company on account of a recapitalization, stock split, reverse stock split, stock dividend or otherwise, the Options and Stock Units referenced in this Agreement shall be subject to adjustment by the Plan Administrator in accordance with the Plan.

13. **Return of Documents**. Executive understands and agrees that all equipment, records, files, manuals, forms, materials, supplies, computer programs, and other materials furnished to the Executive by the Company or used on the Company's behalf, or generated or obtained during the course of his employment shall remain the property of the Company. Upon termination of his employment or at any other time upon the Company's request, Executive agrees to return all documents and property belonging to the Company in his possession including, but not limited to, customer lists, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, Confidential Information, books, notes and all copies thereof, whether in written, electronic or other form. In

addition, Executive shall certify to the Company in writing as of the effective date of termination that none of the assets or business records belonging to the Company are in his possession, remain under his control, or have been transferred to any third person by him.

14. **Confidential Information/Non-Competition**. By virtue of his employment, Executive will have access to confidential, proprietary and trade secret information, the ownership and protection of which is very important to the Company. Executive hereby agrees to enter into a Business Protection Agreement with the Company concurrent with his entry into this Agreement.

15. **Separation and Release Agreement**. As a precondition to receipt of the severance provided in Section 11 of this Agreement, Executive acknowledges and understands that he must sign a Separation and Release Agreement. Such Agreement shall be substantially similar to the Agreement attached as Exhibit A. Executive understands that he will not be entitled to receive any severance payments under this Agreement until he executes and delivers the Separation and Release Agreement, and the revocation period set forth in the Separation and Release Agreement has expired.

16. **Assignment**. This Agreement is personal, and is being entered into based upon the singular skill, qualifications and experience of Executive. Executive shall not assign this Agreement or any rights hereunder without the express written consent of the Company which may be withheld with or without reason. This Agreement will bind and benefit any successor of the Company, whether by merger, sale of assets, reorganization or other form of business acquisition, disposition or business reorganization.

17. **Notices**. Any notice given pursuant to this Agreement shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission; (ii) upon affirmative confirmation of receipt of email if delivered by email to Executive's personal email provided to the Company or by email to the Company at the email addresses listed below and to the President of the Company's Board of Directors (an automatic "read receipt" does not constitute affirmative confirmation of receipt); (iii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iv) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

To the Company:	Nautilus, Inc. 16400 SE Nautilus Drive Vancouver, WA 98683 Attention: Senior Vice President Law wbolio@nautilus.com Facsimile: 360.859.2511
With a copy to:	Garvey Schubert Barer 1191 Second Avenue, 18th Floor Seattle, WA 98101-2939 Attention: Diana Shukis dshukis@gsblaw.com Facsimile: 206.464.0125

To Executive:	James Barr At the last addresses shown on the records of the Company
With a copy to:	Winston & Strawn LLP 35 W. Wacker Drive Chicago, IL 60601-9703 Attention: Joseph S. Adams JSAdams@winston.com Facsimile: 312-558-5700

Executive shall be responsible for providing the Company with current addresses. Either party may change its addresses for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above within ten (10) business days.

18. **Effect of Waiver**. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

19. **Entire Agreement**. This Agreement, including Exhibit A, and the Business Protection Agreement, sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning Executive's employment by the Company. This Agreement may be changed only by a written document signed by Executive and the Company.

20. **Employment Guidelines**. Executive understands that while not constituting a contract, the Employer sets certain policies and standards that it expects employees to comply with as part of general expectations of employee behavior. Executive agrees to abide by any general employment guidelines or policies adopted by the Company such as those detailed in an employee handbook, as such guidelines may be implemented and amended from time to time.

21. **Governing Law/Jurisdiction/Venue**. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law. For all disputes under this Agreement, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the state courts in Clark County or King County Washington (U.S.A) or the United States District Court for the Western District of Washington, sitting in Seattle, Washington. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement.

22. **Construction of Agreement**. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party hereto. Executive and the Company participated jointly in the negotiation and preparation of this Agreement, and each party has obtained the advice of legal counsel regarding this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.

23. **Headings**. Section headings are used in this Agreement for convenience and reference only and shall not affect the meaning of any provision of this Agreement.

24. **Execution**. This Agreement may be executed in counterparts and each executed counterpart shall have the same force and effect as the original instrument and as if all of the parties to the counterparts had signed the same instrument. Signatures sent by emailed pdf and electronic facsimile shall be sufficient to demonstrate a party's assent to this Agreement.

25. **Internal Revenue Code Sections 280G and 409A.**

(a) In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) but for this section, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive's benefits will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local income and employment taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this section will be made in writing by a national accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the "Accountants"), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.

(b) Any payments or benefits will be reduced in the following order (i) cash payments; (ii) equity-based payments that are taxable; (iii) equity-based payments that are not taxable; (iv) equity-based acceleration; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii), (iv) or (v)), a reduction will occur first with respect to amounts that are not "deferred compensation" within the meaning of Section 409A of the Code and then with respect to amounts that are. In no event will Executive have any discretion with respect to the ordering of payment reductions. The Accountants will provide their calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which the Accountants have been engaged to make such determinations or such other time as requested by the Company or Executive. If the Accountants determine that no Excise Tax is payable with respect to a payment or benefit, it will furnish the Company and Executive with an opinion reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such payment or benefit. Any good faith determinations of the Accountants made hereunder will be final, binding and conclusive upon the Company and Executive. For purpose of clarification and the avoidance of doubt, the Company shall have no obligation to pay or reimburse Executive for any Excise Tax You may incur as a result of this Section 24(a).

(c) The payments provided in this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the terms of this Agreement will be construed, administered and governed in a consistent manner. Each payment provided in this Agreement is designated a "separate payment" within the meaning of Code Section 409A.

(d) Notwithstanding anything contained herein to the contrary, in the event that any severance benefits would be treated as deferred compensation pursuant to Code Section 409A, or to the extent required pursuant to an exemption from Code Section 409A, such severance benefits shall not be triggered unless and until Executive experiences a "separation from service" within the meaning of Code Section 409A.

(e) If the Company determines that Executive is a "specified employee" under Code Section 409A(a)(2)(B)(i) at the time of Executive's "separation from service," then the amount of any severance payment that is not exempt from the requirements of Code § 409A, shall be delayed until the first business day on or after the date that is six months from the date of the Executive's "separation from service" (the "payment commencement date"). Any severance payments the Executive would have otherwise received during that six-month delay period will be paid in a lump sum, without interest, on the payment commencement date, and the amount of the remaining payments, if any shall be paid as provided in Section 11(b), subject to Section 11(d).

(f) To the extent that any reimbursements under this Agreement are subject to the provisions of Code Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive's right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

26. **Acknowledgment**. Executive acknowledges that he has read and understands this Agreement, that he has had the opportunity to consult with an attorney regarding the terms and conditions hereof, and that he accepts and signs this Agreement as his own free act and in full and complete understanding of its present and future legal effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date below.

JAMES BARR

[signature]

Date: 7/2/19

NAUTILUS, INC.

By: [signature]

Its: Chairman & interim CEO

Date: 7/29/19

GSB:1062885.10